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                                                                EXHIBIT 11


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KMART CORPORATION AND SUBSIDIARY COMPANIES
INFORMATION ON RATIO OF EARNINGS
TO FIXED CHARGES COMPUTATION
Restated to exclude discontinued operations

                                                              Fiscal Year Ended                           52 Weeks Ended
                                                      -----------------------------------------     --------------------------
                                                      January 30,    January 29,    January 27,     October 28,    October 27,
(Millions)                                               1991           1992           1993            1992           1993
                                                      -----------------------------------------     --------------------------
Pretax income from continuing operations              $1,070         $1,189         $1,327             $1,244         1,197

Equity income of unconsolidated affiliated
 retail companies that exceeds distributions             (37)           (26)           (12)               (14)          (19)

Fixed charges per below                                  549            582            664                652           722
 Less interest capitalized during the period              (5)           (10)           (14)               (12)          (14)
                                                      -----------------------------------------     --------------------------
Earnings from continuing operations                    1,577          1,735          1,965              1,870         1,886
                                                      -----------------------------------------     --------------------------
                                                      -----------------------------------------     --------------------------
Fixed Charges:
 Interest expense                                        393            398            442                417           500
 Rent expense - portion of operating rentals
  representative of the interest factor                  150            172            206                222           206
 Other                                                     6             12             16                 13            16
                                                      -----------------------------------------     --------------------------
                                                         549            582            664                652           722
                                                      -----------------------------------------     --------------------------
                                                      -----------------------------------------     --------------------------
Ratio of earnings to fixed charges                       2.9            3.0            3.0                2.9           2.6
                                                      -----------------------------------------     --------------------------
                                                      -----------------------------------------     --------------------------
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